Exhibit 99 (a)

FOR RELEASE: Tuesday, Oct. 5, 4:00 p.m. ET	CONTACT: Claudia Baucus
(248) 813-2942

DELPHI REVISES 2004 EARNINGS GUIDANCE
Reaffirms calendar year operating cash flow guidance
Revised earnings cite low production volumes and increasing commodity pressures
Company taking enterprise-wide actions in challenging environment

     TROY, Mich. — Delphi Corp. (NYSE: DPH) has revised its earnings outlook for Q3 and calendar year 2004 and will announce details during a conference call today at 5 p.m. ET. (Details are included at the end of the release.) The revised Q3 pro forma guidance(1), excluding restructuring charges, is a net loss of $65 million to $72 million on revenue of approximately $6.65 billion. Previous pro forma net income(1) guidance for the third quarter was a loss of $20 million to positive earnings of $10 million.

     “During the second half of the year, we have experienced a more challenging U.S. volume environment, increased commodity price pressures as well as program launch and volume related cost issues, which more than explain the approximate $60 million pro forma earnings(1) gap versus our July guidance,” said Alan S. Dawes, Delphi vice chairman and chief financial officer. “We are taking cost-reduction and cash conservation actions in the face of these challenges. Although Q3 earnings are below original Q3 guidance, Q3 operating cash flow(2) is expected to exceed $300 million, due in part to efficient management of capital spending and working capital.” Previous third quarter operating cash flow(2) guidance was $150 million to $250 million.

     GAAP net income guidance for Q3 2004 is a loss of $113 million to $120 million. Previous GAAP net income forecast for the quarter was a loss of $10 million to $40 million. Delphi expects Q3 restructuring charges during the quarter to total approximately $25 million after-tax. Additionally, the restructuring impact in the third quarter will be greater than originally anticipated due to the impact of lowering our tax rate on the first half restructuring charges, which has a negative impact of approximately $23 million in the third quarter.

Factors Driving Revised Pro Forma Guidance

     “During the first half of 2004, Delphi benefited from greater than expected U.S. hourly attrition, strong non-GM and Asia Pacific growth, which at more than 20 percent was above planning levels, as well as the positive impact of a lower tax rate. These factors more than offset lower-than-expected U.S. volumes and commodity price pressures during the first half,” Dawes said. “In the second half, Asia Pacific and non-GM revenue growth, while solid at 16 percent to 17 percent, is insufficient to offset growing commodity price pressures and declines in production volumes, which in the second half are outpacing our U.S. hourly headcount attrition.”

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     “Combined with the aforementioned cost challenges, these factors have impacted our near term operating performance. These pressures are being partially offset by cost-focused action plans and other initiatives as well as the benefit of the decline in our tax rate which has occurred as U.S. losses increase,” Dawes added.

Q4 and 2004 CY Guidance

     “In Q4, we expect these volume and commodity price pressures to continue, particularly the impact of resins and steel,” Dawes said. “While these negative factors are outpacing the benefit of our growth activities in the second half of the year, we continue to generate strong cash flow, reflecting solid asset management.”

     Delphi updated its Q4 and calendar year guidance to the following:

•	Q4 revenues of $7.0 billion; — $7.2 billion; CY revenues of $28.6 billion; — $28.8 billion;

•	Q4 GAAP net earnings from a loss of $18 million to positive earnings of $32 million; CY GAAP earnings of $47 million; — $104 million;

•	Q4 pro forma net earnings(1) of $25 million; — $75 million; CY pro forma earnings(1) of $232 million; — $289 million; and

•	Q4 operating cash flow(2) of $350 million; — $450 million; CY operating cash flow(2) of $1.4 billion.

Actions Taken to Meet Challenges

     “Delphi is operating too close to our breakeven point and we must move more aggressively to reduce costs enterprise wide,” Dawes said. “We’re deferring our non-critical SG&A and capital expenditures. In addition, we’re limiting our hiring in areas that will not affect our customer commitments and continuing to utilize attrition extensively to reduce our workforce. Beyond these actions, we must work with our unions, suppliers and customers to identify additional cost reduction opportunities in this challenging environment.”

     Dawes cited specific measures taken by Delphi in recent months. “Delphi completed consolidation activities of its Automotive Holdings Group Flint West operations and has reduced U.S. hourly headcount by approximately 5,500 since October 2003.

     “We are continuing to aggressively pursue our consolidation plans at the three previously announced sites within Delphi’s Automotive Holdings Group,” added Dawes. “It is critical that we reduce our cost structure through these consolidations and match attrition to these lower U.S. production levels.”

     “In light of the current challenges, Delphi is moving aggressively to address this difficult environment, particularly in the U.S.,” said J.T. Battenberg III, Delphi chairman, CEO and president. “We are also executing on our long term value drivers, growing our non-GM business, reducing our legacy cost structure and generating strong cash flow.”

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Conference Call Information

     A briefing for news media representatives, institutional investors and security analysts concerning Delphi’s revised guidance will be held today at 5 p.m. EDT. The call will be hosted by Battenberg and Dawes. To access the conference call, please dial 1-800-361-6982 (International: 706-634-5096) up to 15 minutes prior to the start time and ask to be connected to the Delphi conference call. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

     Information concerning Delphi’s guidance is available through the Investor Relations page of Delphi’s website at www.delphi.com, and in a Form 8-K to be filed with the Securities and Exchange Commission today.

About Delphi

     For more information about Delphi, visit www.delphi.com.

(1)	Projected pro forma earnings exclude after-tax charges related to previously announced restructuring plans. Calendar year projections also exclude the reduction of income tax reserves associated with the substantial completion of the 1999/2000 U.S. federal tax audit.

(2)	Operating cash flow is internally defined as GAAP cash flow from operations as shown on our consolidated statement of cash flows less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable and supplier financing programs. Projected operating cash flow is based upon projected GAAP cash flow from operations of $175 million to $225 million for Q3 2004, $400 million to $500 million for Q4 2004 and $1.1 billion to $1.3 billion for calendar year 2004.

All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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